EXHIBIT 99(h)(9)


                              CONSULTING AGREEMENT

                                     BETWEEN

                         VOYAGEUR ASSET MANAGEMENT INC.

                                       AND

                             ANALYTIC SYSTEMS, INC.


         THIS AGREEMENT by and between Voyageur Asset Management Inc., a Minnesota corporation with its principal office at 100 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402 ("Adviser"), and ANALYTIC SYSTEMS, INC., an Illinois corporation with its principal office at 1242 N. Lake Shore Drive, 16th Floor, Chicago, IL 60610 ("Consultant"), is made pursuant to the approval and direction of the parties' respective authorized officers and/or Board of Trustees and may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

         WITNESSETH:

         WHEREAS, Tamarack Microcap Value Fund ("Fund") is a series of Tamarack Funds Trust ("Trust"), an open-end series-type investment company registered under the Investment Company Act of 1940 ("1940 Act"); and

         WHEREAS, the Adviser acts as investment adviser to the Fund under an Investment Advisory Agreement; and

         WHEREAS, the Adviser wishes to retain Consultant to provide certain services related to the management of the assets of the Fund.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

         1. During the term of this Agreement, the Consultant will, to the best of its ability, furnish to the Adviser research and analysis with respect to the Fund's portfolio and the types of securities in which the Fund invests; and statistical information and reports as may reasonably be requested by the Adviser.

         2. The Adviser agrees that it will furnish currently to Consultant all information reasonably necessary to permit Consultant to perform the services called for under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied.

         3. Fees. As compensation, the Adviser will pay Consultant for its services a fee computed daily as determined by the Fund's price make up sheet and payable monthly or at such

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other intervals as agreed by the parties at an annual rate of: twenty one hundredths of one percent (20/100 of 1%) of the average daily net assets of the Fund.

         4. Term. Provided this Agreement is approved by the Trust's Board of Trustees, the Agreement shall continue in effect from year to year provided that its continuance is specifically approved at least annually by the Trust's Board of Trustees. This Agreement may be terminated at any time by either party, or by the Trust, upon sixty days' written notice and will automatically terminate with the termination of the Investment Advisory Agreement.

         5. Non-Exclusivity. It is understood and agreed that the services to be rendered by the Consultant to the Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Consultant shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby, and provided further that the services to be rendered by the Consultant to the Adviser under this Agreement and the compensation provided for in Paragraph 3 hereof shall be limited solely to services with reference to the Fund.

         6. Liability. The Consultant shall not be liable for any error of judgment or mistake at law or for any loss suffered by Adviser in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Consultant against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this agreement.

         8. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to the Trust and Fund or either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and permitted assignees.

         9. Amendment. No amendment to this Agreement shall be valid unless in writing and executed by both parties and assented to by the Trust.













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Each party hereby executes this Agreement as of the 16 day of April, 2004, pursuant to the authority granted by its authorized officers and/or Board of Trustees.


                                        ANALYTIC SYSTEMS, INC.


                                        By: /s/ James B. Cloonan
                                            -----------------------------------
                                                James B. Cloonan
                                                President

Attest:
        -------------------------



                                        VOYAGEUR ASSET MANAGEMENT INC.


                                        By: /s/ Michael T. Lee
                                            ------------------------------------
                                                Michael T. Lee
                                                Chief Operating Officer


Attest:
        --------------------------



Accepted and Agreed by:

TAMARACK FUNDS TRUST


By: /s/ Jennifer Lammers
    -----------------------------

Name:   Jennifer Lammers
      ---------------------------

Title:  President and CEO
       --------------------------














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